Exhibit 99.15

Excerpts from Section G - “The Québec Economy: Recent Developments and Outlook for 2021 and 2022” of “Budget 2021-2022 – Québec is resilient and confident – Budget Plan – March 2021”, March 25, 2021

TABLE G.7

Economic outlook for Québec
(percentage change, unless otherwise indicated)
		2019	2020	2021	2022	2023	2024	2025
Output
Real GDP		2.7	–5.2	4.2	4.0	2.0	1.5	1.5
Nominal GDP		4.3	–4.0	6.0	5.8	3.8	3.3	3.3
Nominal GDP (billions of dollars)		460.4	442.0	468.4	495.7	514.6	531.8	549.5
Components of GDP (in real terms)
Final domestic demand		2.3	–3.9	5.0	4.0	2.0	1.3	1.1
–	Household consumption	2.1	–5.4	5.0	4.3	2.0	1.4	1.4
–	Government spending and investment	1.7	–0.4	4.7	3.8	1.6	0.8	0.3
–	Residential investment	3.7	1.0	5.5	0.9	1.7	0.5	0.4
–	Non-residential business investment	4.8	–9.7	6.3	5.3	3.7	2.8	2.6
Exports		1.7	–10.5	3.1	4.5	3.1	3.2	2.9
Imports		1.9	–13.7	7.9	6.2	3.0	2.5	1.9
Labour market
Population (thousands)		8 502	8 575	8 593	8 660	8 727	8 791	8 841
Population aged 15 and over (thousands)		7 001	7 054	7 087	7 135	7 197	7 259	7 310
Jobs (thousands)		4 308	4 100	4 248	4 324	4 352	4 370	4 386
Job creation (thousands)		86.4	–208.5	148.9	75.5	28.4	17.2	16.8
Unemployment rate (per cent)		5.1	8.9	6.4	6.0	5.8	5.7	5.5
Other economic indicators
(in nominal terms)
Household consumption		3.7	–4.3	7.0	6.2	3.8	3.1	3.0
–	Excluding food expenditures and shelter	3.2	–8.6	8.3	7.4	3.9	3.0	2.9
Housing starts (thousands of units)		48.0	54.1	50.4	48.8	48.5	46.9	45.4
Residential investment		7.1	7.8	10.6	3.2	3.9	2.7	2.6
Non-residential business investment		7.5	–8.8	7.4	6.3	4.7	4.1	4.2
Wages and salaries		6.3	0.3	6.0	3.5	3.2	3.1	3.1
Household income		5.5	6.2	1.6	2.7	3.5	3.3	3.4
Net operating surplus of corporations		–0.2	–5.3	2.2	–3.8	4.6	3.9	3.7
Consumer price index		2.1	0.8	1.9	2.2	2.0	2.0	2.0
–	Excluding food and energy	2.5	1.3	1.4	2.1	1.9	1.8	1.8
Sources: Institut de la statistique du Québec, Statistics Canada, Canada Mortgage and Housing Corporation and Ministère des Finances du Québec.

TABLE G.10

Canadian financial markets
(average annual percentage rate, unless otherwise indicated, end-of-year data in brackets)
	2020	2021	2022
Overnight rate target	0.5 (0.3)	0.3 (0.3)	0.3 (0.3)
3-month Treasury bills	0.4 (0.1)	0.1 (0.2)	0.3 (0.4)
10-year bonds	0.7 (0.7)	1.4 (1.5)	1.6 (1.7)
Canadian dollar (in U.S. cents)	74.6 (78.6)	79.8 (80.9)	80.6 (80.0)
U.S. dollar (in Canadian dollars)	1.34 (1.27)	1.25 (1.24)	1.24 (1.25)
Sources: Statistics Canada, Bloomberg and Ministère des Finances du Québec.